Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Relations Contact:	Media Contact:
Tom Ryan/Raphael Gross	Marcus Gamo/Aimee Grove
866-947-4663	415-277-4925
ziprealty@allisonpr.com

ZipRealty Announces Fourth Quarter and Full-Year 2009 Results

Full year revenue of $123.1 million represented the 11th consecutive year of revenue growth

Closed transactions were 6,355 in the fourth quarter, an increase of 46.6% from the year-earlier period

Revenue grew to $33.9 million in the fourth quarter, a 35.4% increase from the year-earlier period

Year-end cash, cash equivalents and short-term investments totaled $44.1 million

EMERYVILLE, Calif. – March 9, 2010 - ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its fourth quarter ended December 31, 2009. For the fourth quarter, net revenues were $33.9 million, a 35.4% increase from the $25.1 million reported in the fourth quarter last year. The Company’s net loss for the period was $2.1 million, or $0.11 per share, compared to a net loss of $2.7 million, or $0.14 per share, in the year-ago period.

Pat Lashinsky, President and CEO of ZipRealty commented, “ZipRealty transacted more than $5 billion in residential property for customers in 2009 leading to double digit revenue gains versus the prior period. Improvement in key metrics throughout the year drove results, including record website visits, higher agent productivity and growing transaction volumes. We were also pleased to exceed our outlook for revenue and deliver on our bottom-line commitment, while maintaining a cash balance consistent with three quarters ago.”

Lashinsky continued, “Looking ahead, we are focused on initiatives that are designed to promote profit growth. First, we are committed to gaining market share and driving profitability in our existing markets. Second, we intend to build on our recent listings success and continue to grow this side of our market opportunity. Third, we plan to stay at the forefront of innovation so that our agents and customers benefit from advancements in technology. Finally, we will target referral revenue growth by partnering with brands that are relevant to our growing user base. We look forward to progress on these fronts in 2010 and into an eventual recovery.”

The Company announced the following operating metrics for the fourth quarter of 2009:

•	The total value of real estate transactions closed increased to $1.47 billion in the fourth quarter of 2009 versus $1.07 billion in the same period last year.

•	The total number of transactions closed was 6,355, compared to 4,335 in the same period last year.

•	Average net transaction revenue per close decreased approximately 8.6% to $5,199 from $5,690 in the same period last year.

•	At December 31, 2009, there were 3,085 ZipAgents employed, up from 2,816 agents at the end of the fourth quarter of 2008 and down from 3,205 agents at September 30, 2009.

The following operating metrics pertain to the full-year 2009 results:

•	The total value of real estate transactions closed increased to $5.30 billion from $4.64 billion in the prior year.

•	The total number of transactions closed increased approximately 34.6% to 23,100 from 17,156 in the prior year.

•	Average net transaction revenue per close for the year was $5,227, compared to $6,145 in the prior year.

Balance Sheet & Liquidity

As of December 31, 2009, the Company had approximately $44.1 million of cash, cash equivalents and short-term investments, with no long-term debt. Relative to September 30, 2009 ZipRealty’s cash, cash equivalents and short-term investments decreased by $300,000.

Use of Non-GAAP Financial Measures

To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), ZipRealty uses a non-GAAP measure it refers to as Adjusted EBITDA. The Company defines Adjusted EBITDA as net income (loss) less interest income plus interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation and further adjusted to eliminate the impact of certain items that the Company does not consider reflective of its ongoing core operating performance. This non-GAAP measure is provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future, particularly in comparison to the practices of other reasonably similar firms. ZipRealty believes this non-GAAP measure provides useful information to both management and investors by excluding certain items it believes are not reflective of its core operating results and thus presents a more meaningful basis for comparison between periods. Further, this non-GAAP measure presents key information the Company uses for planning, forecasting its future operations and as a measure for determining management compensation. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of this non-GAAP measure to the most comparable GAAP measure, Net Income (Loss) is provided in the attached tables.

Adjusted EBITDA for the fourth quarter ended December 31, 2009 was a $0.9 million loss versus a loss of $3.5 million in the fourth quarter last year.

Outlook

The Company’s expectations for the business are consistent with the outlook communicated in January 2010. Based upon current information and expectations, the Company anticipates the following:

•	Net revenues for the full-year 2010 are expected to grow between 10% and 20% over 2009 levels.

•	Net loss for the full-year 2010 is expected to be narrower than the 2009 net loss. Adjusted EBITDA is expected to be positive for the full year 2010.

Conference Call Details

A conference call to discuss fourth quarter financial results will be webcast live on Tuesday, March 9, 2010 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 877-741-4241. A replay of the call will also be available through March 16, 2010 at 888-203-1112 and pin number 3963410.

About ZipRealty, Inc.

ZipRealty is a leading full-service residential real estate brokerage that uses an innovative combination of a comprehensive online presence, robust proprietary technology and knowledgeable local agents in the field to offer its clients fast, responsive and transparent service. The Company’s award-winning, user-friendly website gives its users access to comprehensive local Multiple Listing Services home listings data, as well as other relevant market and neighborhood information and tools. The Company’s proprietary technology, including its agent productivity platform, helps it to increase agent efficiency and reduce costs, allowing the Company to pass on significant savings to consumers as permitted by law. Founded in 1999, the Company operates in 35 major markets in 22 states and the District of Columbia. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.

Cautionary Language

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding the Company’s plans for 2010 including plans to promote profit growth, gain market share and drive profitability, grow its listings business, stay at the forefront of innovation and target referral revenue growth by partnering with other brands, as well as statements under the heading entitled “Outlook” regarding the anticipated range of revenue growth for 2010, the narrowing of net loss for 2010 and anticipated positive Adjusted EBITDA for 2010. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to the Company’s history of losses and expectations concerning future losses, volatility in the real estate market, macroeconomic factors such as unemployment, tight credit, inventory levels and the impact of government programs, the Company’s ability to achieve sufficient agent productivity and retention to offset its costs, to remain an innovation leader in its industry, to adapt to changes in technologies and practices relating to the nature and use of information, to comply with often complex federal and state laws and regulations concerning its business practices, to attract, retain and incentivize agents and key personnel, to grow local market share in the face of intense competition, to access leads and MLS listings from third parties that it does not control, to develop, maintain and protect a strong brand identity, to protect arrangements for providing access to core services, and to manage the growth of technology and control systems, the Company’s continued use of rebates, the impact of website advertising and lead generation services on the visit-to-transaction pathway of potential customers, the Company’s pursuit of revenue growth opportunities that may reduce its profit margins, seasonality, systems interruptions, delays and failures, geographic concentration, the protection and defense of the Company’s intellectual property rights, and other risk factors set forth in the Company’s Form 10-Q for the quarter ended September 30, 2009. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts and operating data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net transaction revenues	$33,037	$24,667	$120,738	$105,427
Marketing and other revenues	888	383	2,392	2,023

Net revenues	33,925	25,050	123,130	107,450

Operating expenses
Cost of revenues	19,181	15,293	72,197	62,702
Product development	2,534	2,191	9,429	8,678
Sales and marketing	11,265	9,676	41,881	40,571
General and administrative	3,333	3,045	13,405	12,789
Litigation (recovery), net	—	(1,980)	—	(1,355)

Total operating expenses	36,313	28,225	136,912	123,385

Loss from operations	(2,388)	(3,175)	(13,782)	(15,935)

Other income (expense):
Interest income	85	457	718	2,518
Other income, net	—	—	1	75

Total other income, net	85	457	719	2,593

Loss before income taxes	(2,303)	(2,718)	(13,063)	(13,342)
Provision for (benefit from) income taxes	(171)	—	(171)	—

Net loss	$(2,132)	$(2,718)	$(12,892)	$(13,342)

Net loss per share:
Basic and diluted	$(0.11)	$(0.14)	$(0.64)	$(0.64)

Weighted average common shares outstanding:
Basic and diluted	20,226	20,049	20,242	20,917

Supplemental operating data (unaudited)
Number of ZipAgents at beginning of period	3,205	2,814	2,816	2,180
Number of ZipAgents at end of period	3,085	2,816	3,085	2,816
Total value of real estate transactions closed during period (in billions)	$1.47	$1.07	$5.30	$4.64
Number of transactions closed during period (1)	6,355	4,335	23,100	17,156
Average net revenue per transaction during period (2)	$5,199	$5,690	$5,227	$6,145

(1) The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.
(2) Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.

Reconciliation of non-GAAP adjusted EBITDA to net loss

The Company defines Adjusted EBITDA as net income (loss) less interest income plus interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation and further adjusted to eliminate the impact of certain items that it does not consider reflective of its ongoing core operating performance. The Company presents Adjusted EBITDA because it believes it assists investors and analysts in comparing its core operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are reflective of its core operating performance.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
GAAP net loss as reported	$(2,132)	$(2,718)	$(12,892)	$(13,342)
Add back:
Interest income	(85)	(457)	(718)	(2,518)
Provision for (benefit from) income taxes	(171)	—	(171)	—
Depreciation and amortization	634	681	2,588	2,816
Stock-based compensation expense	897	1,012	3,899	3,912
Non-operating litigation (recovery), net	—	(1,980)	—	(1,355)

Adjusted EBITDA	$(857)	$(3,462)	$(7,294)	$(10,487)

ZipRealty, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$23,737	$18,500
Short-term investments	20,397	30,889
Accounts receivable, net of allowance	1,603	1,625
Prepaid expenses and other current assets	2,726	3,442

Total current assets	48,463	54,456

Restricted cash	110	130
Property and equipment, net	3,390	4,516
Intangible assets, net	58	89
Other assets	371	776

Total assets	$52,392	$59,967

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,620	$2,169
Accrued expenses and other current liabilities	8,815	6,706

Total current liabilities	10,435	8,875

Other long-term liabilities	327	441

Total liabilities	10,762	9,316

Stockholders’ equity:
Common stock: $0.001 par value; 23,930 and 23,709 shares issued and 20,445 and 20,273 outstanding, respectively	24	24
Additional paid-in capital	152,440	148,502
Common stock warrants	4	4
Accumulated other comprehensive income	(153)	(246)
Accumulated deficit	(93,375)	(80,483)
Treasury stock, at cost: 3,485 and 3,436 shares, respectively	(17,310)	(17,150)

Total stockholders’ equity	41,630	50,651

Total liabilities and stockholders’ equity	$52,392	$59,967

ZipRealty, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2009	2008
Cash flows from operating activities
Net loss	$(12,892)	$(13,342)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	2,557	2,786
Amortization of intangible assets	31	30
Stock-based compensation expense	3,899	3,912
Provision for doubtful accounts	3	(3)
Amortization of short-term investment premium (discount)	5	(266)
Loss on disposal of property and equipment	44	107
Changes in operating assets and liabilities
Accounts receivable	19	(452)
Prepaid expenses and other current assets	716	(175)
Other assets	405	(436)
Accounts payable	(549)	74
Accrued expenses and other current liabilities	2,063	(3,789)
Other long-term liabilities	(114)	(62)

Net cash used in operating activities	(3,813)	(11,616)

Cash flows from investing activities
Restricted cash	20	(40)
Purchases of short-term investments	(16,084)	(12,859)
Proceeds from sale and maturity of short-term investments	26,664	54,451
Purchases of property and equipment	(1,411)	(1,980)

Net cash provided by investing activities	9,189	39,572

Cash flows from financing activities
Proceeds from stock option exercises	21	21
Acquisition of treasury stock	(160)	(17,500)
Proceeds from reissue of treasury stock	—	205

Net cash used in financing activities	(139)	(17,274)

Net increase in cash and cash equivalents	5,237	10,682

Cash and cash equivalents at beginning of period	18,500	7,818

Cash and cash equivalents at end of period	$23,737	$18,500